Exhibit 99.1

United States Natural Gas Fund, LP

Monthly Account Statement

For the Month Ended February 28, 2025

Statement of Income (Loss)
Income
Realized Trading Gain (Loss) on Commodity Futures	$74,959,797
Realized Gain (Loss) on Swap Contracts	54,612,703
Unrealized Gain (Loss) on Market Value of Commodity Futures	57,135,965
Unrealized gain (loss) on Fair Value of Swap Contracts	100,735
Dividend Income	1,314,217
Interest Income	622,636
ETF Transaction Fees	23,000
Total Income (Loss)	$188,769,053

Expenses
General Partner Management Fees	$304,855
Professional Fees	216,371
Brokerage Commissions	121,944
Directors' Fees and insurance	20,754
License fees	7,621
SEC & FINRA Registration Expense	13,236
Total Expenses	$684,781
Net Income (Loss)	$188,084,272

Statement of Changes in Net Asset Value
Net Asset Value Beginning of Month 2/1/25	$646,614,528
Additions (1,200,000 Shares)	24,657,002
Withdrawals ((21,200,000) Shares)	(447,674,109)
Net Income (Loss)	188,084,272

Net Asset Value End of Month	$411,681,693
Net Asset Value Per Share (20,246,103 Shares)	$20.33

To the Limited Partners of United States Natural Gas Fund, LP:

Pursuant to Rule 4.22(h) under the Commodity Exchange Act, the undersigned represents that, to the best of his knowledge and belief, the information contained in the Account Statement for the month ended February 28, 2025 is accurate and complete.

/s/ Stuart P. Crumbaugh
Stuart P. Crumbaugh
Chief Financial Officer

United States Commodity Funds LLC, General Partner of United States Natural Gas Fund, LP

United States Commodity Funds LLC

1850 Mt. Diablo Boulevard, Suite 640

Walnut Creek, CA 94596